Exhibit 99.1

Kodiak Gas Services Announces Changes to Its Board of Directors
THE WOODLANDS, Texas, September 2, 2025 – Kodiak Gas Services, Inc. (NYSE: KGS) (“Kodiak” or the “Company”) today announced the appointment of William (“Bill”) L. Bullock, Jr., former Executive Vice President and Chief Financial Officer of ConocoPhillips, to its Board of Directors, effective immediately.
Mr. Bullock brings over three decades of financial and operational leadership in the energy sector. During his tenure at ConocoPhillips, he held multiple executive roles, including CFO and President, Asia Pacific & Middle East, where he oversaw strategic growth initiatives and complex global operations. His deep expertise in financial stewardship, capital markets, and energy infrastructure will be instrumental in guiding Kodiak’s long-term strategy.
“We are honored to welcome Bill to our Board,” said Randall J. Hogan, III, Chairperson of the Board. “His extensive industry experience and financial acumen will be invaluable as Kodiak continues to scale its operations and deliver value to shareholders.”
Commenting on his appointment, Mr. Bullock said:
“Kodiak has built a strong reputation for operational excellence and reliability in the gas compression industry. I’m excited to join the Board and contribute to the company’s mission of supporting critical energy infrastructure while driving sustainable growth.”
Kodiak also today announced that Nirav Shah, one of two directors appointed by an affiliate of the funds known as EQT Infrastructure III and EQT Infrastructure IV (“EQT”), has resigned from its Board of Directors. Mr. Shah’s resignation reflects the reduced control of Kodiak by EQT due to EQT’s recent reduction in ownership and is not the result of any disagreement with the Company or the Board. Mr. Bullock replaces Mr. Shah, and Kodiak’s Board of Directors will continue to consist of nine members.
“On behalf of the Board, I want to thank Nirav for his many contributions to Kodiak during his tenure,” said Mickey McKee, Kodiak’s President and Chief Executive Officer. “His strategic insight and leadership have been instrumental in guiding Kodiak through a pivotal period of growth, and I wish him continued success in his future endeavors.”
About Kodiak
Kodiak is a leading contract compression services provider in the United States, serving as a critical link in the infrastructure that enables the safe and reliable production and transportation of natural gas and oil. Headquartered in The Woodlands, Texas, Kodiak provides contract compression and related services to oil and gas producers and midstream customers in high–volume gas gathering systems, processing facilities, multi-well gas lift applications and natural gas transmission systems.
Kodiak Gas Services, Inc.
Graham Sones, VP – Investor Relations
ir@kodiakgas.com
(936) 755-3259